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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-38157

                             FIRST WAVE MARINE, INC.
             (Exact name of registrant as specified in its charter)

                                  2102 BROADWAY
                              HOUSTON, TEXAS 77012
                                 (713) 847-4600
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                            11% SENIOR NOTES DUE 2008
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]       Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)    [ ]       Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: 21

         Pursuant to the requirements of the Securities Exchange Act of 1934, First Wave Marine, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 30, 2001                   FIRST WAVE MARINE, INC.


                                       By: /s/ SUZANNE B. KEAN
                                          --------------------------------------
                                       Name:   Suzanne B. Kean
                                       Title:  Senior Vice President & General
                                               Counsel